THE THAI CAPITAL FUND, INC.
C/O DAIWA SECURITIES TRUST COMPANY
ONE EVERTRUST PLAZA
JERSEY CITY, NJ   07302-3051



Management Statement Regarding Compliance with
Certain Provisions of the Investment Company Act of 1940


We, as members of management of The Thai Capital Fund, Inc. (the "Fund"), are responsible for complying with the requirements of subsection (b) and (c) of rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940.
We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsection (b) and
(c) of Rule 17f-2 as of December 31, 2006, and from June 7, 2006 (the date of our last statement) through December 31, 2006.

Based on this evaluation, we assert that the Fund was in compliance with those provisions of
Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2006 and from June 7, 2006 through December 31, 2006, with respect to securities and similar investments reflected in the investment account of the Fund.

The Thai Capital Fund, Inc.

By:



/s/_ Masamichi Yokoi
Masamichi Yokoi
Chairman


/s/ John J. O'Keefe
John J. O'Keefe
Vice President and Treasurer


2/22/07
Date